Filed Pursuant to Rule 424(b)(3)

Registration No. 333-132911

The Notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms of the Notes” (together, the “Note Prospectus”). Investing in the Notes involves a number of risks. See “Risk Factors” and “Additional Risk Factor” on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-4 of product supplement STR-3.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$13,000,000
Underwriting discount (1)	$.15	$195,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.85	$12,805,000

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.95 per unit and $.10 per unit, respectively.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Merrill Lynch & Co., Inc.

iShares® is registered mark of Barclays Global Investors, N.A. and has been licensed for use by Merrill Lynch Pierce, Fenner & Smith Incorporated. Merrill Lynch & Co., Inc. is an authorized sublicensee.

Merrill Lynch & Co.

November 26, 2008

Summary

The Bear Market Strategic Accelerated Redemption Securities® Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due June 2, 2010 (the “Notes”) are senior unsecured debt securities of Merrill Lynch & Co., Inc. (“ML&Co.”) and are not guaranteed or insured by the Federal Deposit Insurance Corporation (“FDIC”) or secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of ML&Co. The Notes are designed for, but not limited to, investors who anticipate that the Observation Level of the iShares® Dow Jones U.S. Real Estate Index Fund (the “Index Fund”) on any Observation Date will be less than or equal to the Call Level.

The Notes provide for an automatic call of the Notes if the Observation Level of the Index Fund on any Observation Date is less than or equal to the Call Level. If the Notes are called on any Observation Date, you will receive on the Call Settlement Date an amount per unit (the “Call Amount”) equal to the $10 Original Public Offering Price of the Notes plus the applicable Call Premium. If your Notes are not called, the amount you receive on the maturity date (the “Redemption Amount”) will not be greater than the Original Public Offering Price per unit and will be based on the direction of and percentage increase in the price per share of the Index Fund from the Starting Value, as determined on November 26, 2008, the date the Notes were priced for initial sale to the public (the “Pricing Date”), to the Ending Value, as determined on the final Observation Date. Investors must be willing to forgo interest payments on the Notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Public Offering Price of the Notes. Investors also must be prepared to have their Notes called by us on any Observation Date.

Terms of the Notes	Determining Payment for the Notes

Automatic Call Provision:

The Notes will be automatically called on an Observation Date if the Observation Level on such Observation Date is less than or equal to the applicable Call Level. If the Notes are called, you will receive on the Call Settlement Date the Call Amount per unit applicable to such Observation Date, which is equal to the $10 Original Public Offering Price per unit plus the Call Premium.

Payment at Maturity:

If the Notes are not called prior to the Maturity Date, the “Redemption Amount” per unit, denominated in U.S. dollars, will be determined by the Calculation Agent and will be based on the percentage change in the price per share of the Index Fund from the Starting Value to the Ending Value:

Hypothetical Payments

Set forth below are five hypothetical examples of payment calculations (rounded to two decimal places) including:

1) the Starting Value of 32.69;

2) the Threshold Level of 35.96, or 110% of the Starting Value;

3) the Call Level of 32.69, or 100% of the Starting Value;

4) the term of the Notes from December 5, 2008 to June 2, 2010;

5) the Call Premium of 27.6% of the $10.00 Original Public Offering Price per unit per annum; and

6) Observation Dates occurring on May 26, 2009, November 30, 2009 and May 25, 2010.

The Notes are Called on one of the Observation Dates

The Notes have not been previously called and the Observation Level of the Index Fund on the relevant Observation Date is less than or equal to the Call Level. Consequently the Notes will be called at the Call Amount per unit equal to $10.00 plus the applicable Call Premium.

Example 1

If the call is related to the Observation Date that falls on May 26, 2009, the Call Amount per Unit will be:

$10.00 plus the Call Premium of $1.38 = $11.38 per Note.

Example 2

If the call is related to the Observation Date that falls on November 30, 2009, the Call Amount per Unit will be:

$10.00 plus the Call Premium of $2.76 = $12.76 per Note.

Example 3

If the call is related to the Observation Date that falls on May 25, 2010, the Call Amount per Unit will be:

$10.00 plus the Call Premium of $4.14 = $14.14 per Note.

The Notes are not Called on any of the Observation Dates

Example 4

The Notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index Fund on the final Observation Date is less than or equal to 35.96, the Threshold Level. The amount you receive at maturity per Note will therefore be $10.00.

Example 5

The Notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index Fund on the final Observation Date is greater than 35.96, the Threshold Level. The amount you receive at maturity will be less, and possibly significantly less, than the $10.00 Original Public Offering Price per Note.

If the Ending Value is 42.50 or 130% of the Starting Value, the payment at maturity will be:

$10 + [$10 x (35.96 – 42.50) / 32.69] = $8.00 per Note

These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value, Observation Level of the Index Fund on the applicable Observation Date and term of your investment.

Summary of the Hypothetical Examples
Notes are Called on an Observation Date	Observation Date on May 26, 2009	Observation Date on November 30, 2009	Observation Date on May 25, 2010
Starting Value	32.69	32.69	32.69
Call Level	32.69	32.69	32.69
Hypothetical Observation Level of the Index Fund on the Observation Date	31.38	32.04	31.71
Return of the Index Fund (excluding any dividends)	-4.00%	-2.00%	-3.00%
Return of the Notes	13.80%	27.60%	41.40%
Call Amount per Unit	$11.38	$12.76	$14.14

Notes are Not Called on any Observation Date	Ending Value does not exceed the Threshold Level	Ending Value exceeds the Threshold Level
Starting Value	32.69	32.69
Hypothetical Ending Value	34.32	42.50
Threshold Level	35.96	35.96
Is the hypothetical Ending Value greater than the Threshold Level?	No	Yes
Return of the Index Fund (excluding any dividends)	5.00%	30.00%
Return of the Notes	0.00%	-20.00%
Redemption Amount per Unit	$10.00	$8.00

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Terms of the Notes”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

▪	If your Notes are not called prior to maturity, your investment may result in a loss which could be substantial.

▪	Your Notes may be called on an Observation Date and, if called, you will receive the Call Amount, and your return will be capped at the Call Premium.

▪	Your return on the Notes, which could be negative, may be lower than the return on other debt securities of comparable maturity.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index Fund.

▪

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

▪	There are liquidity and management risks associated with the Index Fund.

▪

The sponsor of the Index Fund and the publisher of the Underlying Index (as defined below) may adjust the Index Fund or the Underlying Index, as applicable, in a way that affects its value or level, as applicable, and the sponsor of the Index Fund and the publisher of the Underlying Index have no obligation to consider your interests.

▪

We cannot control actions by the investment adviser which may adjust the Index Fund in a way that could adversely affect the value of the Notes and the amount payable on the Notes, and the investment adviser has no obligation to consider your interest.

▪

We cannot control actions by the companies whose stocks or other equity securities are held by the Index Fund or included in the Underlying Index, including actions that could adversely affect the value of your Notes.

▪	The correlation between the performance of the Index Fund and the performance of the Underlying Index may vary.

▪	You will not have the right to receive cash dividends or exercise ownership rights with respect to the component stocks held by the Index Fund or in the stocks included in the Underlying Index.

▪	Risks associated with the Underlying Index, or underlying assets of the Index Fund, will affect the share price of the Index Fund and hence, the value of the Notes.

▪	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

▪	Purchases and sales by us and our affiliates may affect your return on the Notes.

▪	Potential conflicts of interest could arise.

▪	Tax consequences are uncertain (see “Certain U.S. Federal Income Taxation Considerations” below).

In addition to the risk factors, it is important to bear in mind that the Notes are senior debt securities of ML&Co. and are not guaranteed or insured by the FDIC or secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of ML&Co.

Additional Risk Factor

The underlying assets of the Index Fund are concentrated in one industry

All of the stocks included in the Underlying Index are issued by companies involved directly or indirectly in the U.S. real estate industry. As a result, the stocks that will determine the performance of the Index Fund and hence, the value of the Notes, are concentrated in one industry. Although an investment in the Notes will not give holders any ownership or other direct interests in the stocks of the Underlying Index or Index Fund, the return on an investment in the Notes will be subject to certain risks associated with direct equity investments in the real estate industry.

Recent Developments

On September 15, 2008, we entered into a merger agreement with Bank of America Corporation (“Bank of America”). This agreement provides that ML&Co. will become a wholly owned subsidiary of Bank of America. The transaction has been approved by the board of directors of each company and is expected to close on or after December 31, 2008, subject to shareholder approval at both companies, customary closing conditions and standard regulatory approvals. This merger will create one of the leading financial institutions in the world.

Investor Considerations

You may wish to consider an investment in the Notes if:

▪

You anticipate that the price per share of the Index Fund will depreciate so that the Observation Level on any Observation Date is less than or equal to the Call Level and you seek an early exit prior to maturity at a premium in such case.

▪

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the Notes are called, regardless of the performance of the Index Fund from the Starting Value to the date on which the Notes are called.

▪	You accept that the Notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the $10 Original Public Offering Price per unit.

▪

You accept that your investment may result in a loss, which could be significant, if the price per share of the Index Fund increases above the Threshold Level from the Starting Value to the Ending Value on the final Observation Date.

▪	You are willing to forgo interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You want exposure to the Index Fund with no expectation of receiving distributions from the Index Fund or receiving dividends or other benefits from owning the stocks held by the Index Fund.

▪

You accept that there is no assurance that the Notes will be listed or remain listed on NYSE Arca. You understand that any listing does not ensure that a trading market will develop for the Notes or that there will be liquidity in any trading market. You understand that secondary market prices for the Notes, if any, will be affected by various factors, including the perceived creditworthiness of ML&Co.

The Notes may not be appropriate investments for you if:

▪	You want to hold your Notes for the full term.

▪	You anticipate that the price per share of the Index Fund will appreciate from the Starting Value to the Ending Value.

▪	You anticipate that the Observation Level will not be less than or equal to the Starting Value on any Observation Date.

▪	You seek a return on your investment that will not be capped at the Call Premium.

▪	You are seeking 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive distributions from the Index Fund or dividends paid on the stocks held by the Index Fund.

▪	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in distribution of the Notes. Accordingly, offerings of the Notes will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Index Fund

The iShares® Dow Jones U.S. Real Estate Index Fund

We have derived the following information from publicly available documents published by the iShares®, Inc. (“iShares”), a registered investment company. We make no representation or warranty as to the accuracy or completeness of the following information. iShares consists of numerous separate investment portfolios, including the Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate IndexSM (the “Underlying Index”). The Index Fund typically earns income dividends from stocks included in the Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to the Index Fund’s shareholders as “income dividend distributions.” In addition, the Index Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your Notes are linked only to the share price of the Index Fund, you will not be entitled to receive income, dividend or capital gain distributions from the Index Fund or any equivalent payments.

Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s website by reference to SEC file numbers 033-97598 and 811-09102, respectively. See “Where You Can Find More Information” in the accompanying general prospectus supplement and prospectus. We make no representation or warranty as to the accuracy or completeness of the information or reports.

We are not affiliated with the Index Fund and the Index Fund will have no obligations with respect to the Notes. This term sheet relates only to the Notes and does not relate to the shares of the Index Fund or other securities of the Index Fund. All disclosures contained in this term sheet regarding the Index Fund is derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has or will participate in the preparation of the publicly available documents described above. Neither ML&Co. nor MLPF&S has made any due diligence inquiry with respect to the Index Fund in connection with the offering of the Notes. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding the Index Fund are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the trading price of the shares of the Index Fund have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Index Fund could affect the value of the shares of the Index Fund on the Observation Dates and therefore could affect your Call Amount or Redemption Amount, as applicable.

The selection of the Index Fund is not a recommendation to buy or sell the shares of the Index Fund. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Index Fund.

The shares of the Index Fund trade on the NYSE Arca under the symbol “IYR”.

Historical Data

The following table sets forth the high and low closing prices of the shares of the Index Fund for the calendar quarters from January 2003 through the Pricing Date. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Market, rounded to two decimal places. The historical closing prices of shares of the Index Fund should not be taken as an indication of future performance, and we cannot assure you that the price per share of the Index Fund will not decrease. In addition, we cannot assure you that the price per share of the Index Fund will increase so that the closing price per share of the Index Fund on any applicable Observation Date will be equal to or greater than the Starting Value and that your Notes will be automatically called on such Observation Date.

	High	Low
2003
First Quarter	39.45	36.50
Second Quarter	44.05	38.96
Third Quarter	46.09	42.80
Fourth Quarter	49.98	45.88
2004
First Quarter	54.81	49.38
Second Quarter	55.36	44.93
Third Quarter	55.83	49.88
Fourth Quarter	62.34	54.78
2005
First Quarter	60.84	55.60
Second Quarter	65.04	55.78
Third Quarter	68.37	62.45
Fourth Quarter	66.44	59.20
2006
First Quarter	74.98	65.90
Second Quarter	72.35	67.36
Third Quarter	78.25	71.29
Fourth Quarter	86.85	77.13
2007
First Quarter	94.57	82.53
Second Quarter	87.81	76.90
Third Quarter	80.40	68.25
Fourth Quarter	80.80	65.11
2008
First Quarter	68.33	59.02
Second Quarter	71.65	60.80
Third Quarter	67.20	56.28
Fourth Quarter (through the Pricing Date)	61.00	25.30

License

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGINA”). BGINA and its affiliates (collectively “BGI”) have licensed certain trademarks and trade names of BGI to MLPF&S. The Notes are not sponsored, endorsed, sold, or promoted by BGINA or any of its affiliates. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The Dow Jones U.S. Real Estate IndexSM

All disclosure contained in this term sheet regarding the Dow Jones U.S. Real Estate IndexSM, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones & Company, Inc. (“Dow Jones”). The Dow Jones U.S. Real Estate IndexSM is calculated, maintained and published by Dow Jones. ML&Co. and MLPF&S have not independently verified the accuracy or completeness of that information.

The Dow Jones U.S. Real Estate Index is a float-adjusted capitalization-weighted, real-time index that measures the performance of the real estate sector of the United States securities market. Component companies consist of Real Estate Investment Trusts (REITs), and other companies that invest directly or indirectly in real estate through development, management or ownership, including property agents. REIT prices are used as proxies for market valuations of U.S. commercial property such as hotels, office buildings, industrial sites, shopping centers and apartment complexes, as well as markers for changing trends in leasing rates and movements in commercial real estate valuations.

The Dow Jones U.S. Real Estate Index is one of the economic sectors that make up the Dow Jones U.S. IndexSM, a broad-based but investable measure of the U.S. stock market, which aims to represent the top 95% of U.S. companies based on float-adjusted market capitalization, excluding the very smallest and least-liquid stocks. The Dow Jones U.S. Index is part of the Dow Jones Global Indexes, which is a benchmark family of indices that follows stocks from 46 countries as of June 2007. It is a market capitalization-weighted index, adjusted for free-float shares and calculated on a price and total return basis.

Composition and Maintenance

Defining the Index Universe: Dow Jones U.S. Real Estate Index component candidates must traded on the major U.S. stock exchanges and must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded.

Stock Selection: The Dow Jones U.S. Real Estate Index universe is sorted by float-adjusted market capitalization and the stocks in the top 95% are selected as components of the Dow Jones U.S. Index, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover. To be included in the Dow Jones U.S. Real Estate Index, the issuer of the component securities must be classified in the Real Estate Sector of industry classifications as maintained by the Industry Classification Benchmark (“ICB”).

Review Process: The Dow Jones U.S. Real Estate Index is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for a Dow Jones U.S. Real Estate Index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Real Estate Index are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

In addition to the scheduled quarterly review, the Dow Jones U.S. Real Estate Index is reviewed on an ongoing basis. Changes in Dow Jones U.S. Real Estate Index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the Dow Jones U.S. Real Estate Index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the Dow Jones U.S. Real Estate Index.

Background on the ICB

ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes is a detailed and comprehensive structure for sector and industry analysis, facilitating the comparison of companies across four levels of classification and national boundaries. The system allocates companies to the Subsector whose definition most closely describes the nature of its business. The nature of a company’s business is determined by its source of revenue or where it constitutes the majority of revenue. As of July 2008, ICB classifies the component stocks into groups of 10 industries, 19 supersectors, 41 sectors and 114 subsectors. The Real Estate supersector is composed of two sectors, the Real Estate Investment & Services sector and the Real Estate Investment Trusts sector, both of which contain two subsectors. The Real Estate Investment & Services sector consists of the Real Estate Holding & Development subsector, which consists of companies that invest directly or indirectly in real estate through development, management or ownership, excluding REITs, and the Real Estate Services subsector, which include companies that provide services to real estate companies but do not own properties themselves. The Real Estate Investment Trusts Sector consists of the Industrial & Office REITs subsector and the Retail REITs subsector.

Summary Tax Consequences

You should consider the United States federal income tax consequences of an investment in the Notes, including the following:

•

You and ML&Co. agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat the Notes for all tax purposes as pre-paid cash-settled derivative financial contracts linked to the Index Fund.

•

Under this characterization and tax treatment of the Notes, upon receipt of cash on the maturity date, you will recognize gain or loss. Although it is uncertain whether any such gain or loss should be treated as capital or ordinary, absent a future clarification in law to the contrary, ML&Co. intends to report such gain or loss as capital gain or loss, which will be long-term capital gain or loss if you held your Note for more than one year as of the maturity date.

•

Under this characterization and tax treatment of the Notes, you will generally recognize capital gain or loss to the extent that you receive cash upon a sale, exchange or redemption of a Note prior to the maturity date, which will be short-term or long-term capital gain or loss depending on your holding period for the Notes as of the date of sale, exchange or redemption.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain United States federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussions under the sections entitled “United States Federal Income Taxation” in the accompanying product supplement STR-3 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a pre-paid cash-settled derivative financial contract linked to the Index Fund. In the opinion of Tax Counsel (as defined in the accompanying product supplement STR-3), this characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. The characterization and tax treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization and treatment of the Notes or instruments similar to the Notes for United States federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the characterization and treatment described above is accepted for United States federal income tax purposes.

Tax Treatment of the Notes

Assuming the characterization and tax treatment of the Notes as set forth above, Tax Counsel believes that the following United States federal income tax consequences should result.

Tax Basis.    A U.S. Holder’s (as defined in the accompanying product supplement STR-3) tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

Payment on the Maturity Date.    Upon the receipt of cash on the maturity date of the Notes, a U.S. Holder will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of that gain or loss as capital gain or loss. If any gain or loss is treated as capital gain or loss, then that gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Note as of the maturity date. The deductibility of capital losses is subject to certain limitations.

Sale, Exchange or Redemption of the Notes.    Upon a sale, exchange or redemption of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or redemption and the U.S. Holder’s tax basis in the Note so sold, exchanged or redeemed. Any such capital gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Note as of the date of such sale, exchange or redemption. The deductibility of capital losses is subject to certain limitations.

Neither ML&Co. nor Tax Counsel will attempt to ascertain whether the shares of the Index Fund or any stock underlying the Index Fund would be treated as a United States real property interest, within the meaning of Section 897(c)(1) of the Internal Revenue Code of 1986, as amended. If the shares of the Index Fund or one or more stocks underlying the Index Fund were so treated, certain adverse United States federal income tax consequences could possibly apply to a non-U.S. Holder (as defined in the accompanying product supplement STR-3). You should refer to information filed with the SEC by the Index Fund and such issuers of stock underlying the Index Fund and consult you tax advisor regarding the possible consequences to you, if any, if the Index Fund or an issuer of stock underlying the Index Fund is or becomes a United States real property holding corporation.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization and tax treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Notes described above. In particular, the IRS could seek to analyze the United States federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”).

If the IRS were successful in asserting that the CPDI Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” for us, determined at the time of issuance of the Notes. Furthermore, any gain realized on the maturity date or upon a sale, exchange, redemption or other disposition of the Notes would generally be treated as ordinary income, and any loss realized on the maturity date or upon a sale, exchange, redemption or other disposition of the Notes would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and capital loss thereafter.

Even if the CPDI Regulations do not apply to the Notes, other alternative United States federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the United States federal income tax consequences of an investment in the Notes.

Additionally, the IRS could assert that the selection and substitution of an exchange traded fund for the Index Fund (or successor index fund, if applicable), if the Index Fund (or successor index fund, if applicable) is de-listed, liquidated or otherwise terminated, is a taxable exchange of the Notes at the time of such selection and substitution, which could affect your holding period and the timing, amount and character of income recognized with respect to the Notes.

Possible Future Tax Law Changes

On December 7, 2007, the IRS released a notice that could possibly affect the taxation of holders of the Notes. According to the notice, the IRS and the U.S. Department of the Treasury (the “Treasury Department”) are actively considering, among other things, whether the holder of an instrument having terms similar (but not identical) to the Notes should be required to accrue either ordinary income or capital gain on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether the tax treatment of such instruments should vary depending upon whether or not such instruments are traded on a securities exchange, whether such instruments should be treated as indebtedness, and whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, if any, of the above considerations to their investment in the Notes. ML&Co. intends to continue to treat the Notes for United States federal income tax purposes in accordance with the treatment described herein unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement STR-3.

Additional Terms of the Notes

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STR-3 dated August 28, 2008:

http://www.sec.gov/Archives/edgar/data/65100/000119312508186909/d424b2.htm

▪	MTN prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

▪	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

▪	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

We have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you the Notes Prospectus if you so request by calling toll-free 1-866-500-5408.

Structured Investments Classification

ML&Co. classifies certain of its structured investments (the “Structured Investments”), including the Notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.